News Release

Patrick Industries, Inc. Reports Fourth Quarter and Full Year 2024 Financial Results and Declares Quarterly Cash Dividend
Fourth Quarter and Full Year 2024 Highlights (compared to Fourth Quarter and Full Year 2023 unless otherwise noted)
•Net sales for the fourth quarter and full year increased 8% to $846 million and 7% to $3.7 billion, respectively, reflecting the contribution of acquisitions, and higher revenue from our Housing and RV end markets.
•Operating margin for the fourth quarter and full year was 4.7% and 6.9%, respectively. Adjusted operating margin1 for the fourth quarter and full year was 5.2% and 7.2%, respectively.
•Diluted earnings per share (EPS) for the fourth quarter and full year 2024 was $0.42 and $4.11, respectively. Adjusted diluted EPS1 for the fourth quarter and full year 2024 was $0.52 and $4.34, respectively.
•Reported and adjusted diluted EPS1 for the fourth quarter and full year 2024 included an estimated $0.02 per share and $0.10 per share, respectively, related to the dilutive impact of our convertible notes and related warrants in the periods.
•Full year 2024 adjusted EBITDA1 of $452 million increased 6% and full year 2024 adjusted EBITDA margin1 decreased 10 basis points to 12.2%.
•Free cash flow1 for 2024 was $251 million. Patrick returned $55 million to shareholders in 2024 in the form of dividends and share repurchases.
•During 2024, Patrick strengthened its Powersports platform through the acquisition of Sportech, LLC in January, and significantly expanded its Outdoor Enthusiast aftermarket presence with the September acquisition of RecPro.
•In the fourth quarter, the Company amended and extended the maturity of its senior credit facility and issued $500 million aggregate principal amount of 6.375% Senior Notes due 2032. The Company redeemed its $300 million 7.50% Senior Notes due 2027 with a portion of the proceeds.
•In November, the Company increased its share repurchase authorization to $200 million and quarterly cash dividend by 9%. Patrick executed a three-for-two stock split in December.

ELKHART, IN, February 6, 2025 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the fourth quarter and year ended December 31, 2024.

Fourth quarter net sales increased 8% to $846 million compared to $781 million in the fourth quarter of 2023. The improvement in sales reflected the contribution of acquisitions completed during the year, a 12% improvement in Housing end market revenue and market share gains. The improvement in sales was partially offset by lower revenue from our Marine end market due to lower marine industry wholesale shipments.

Operating income of $40 million decreased $17 million, or 31%, compared to the fourth quarter of 2023. Operating margin decreased 260 basis points to 4.7%, reflecting higher amortization related to acquisitions and our strategic decision to maintain production capacity to enhance our ability to serve customers as they prepare for the upcoming selling season. On an adjusted basis1, operating margin was 5.2%.
Net income was $15 million or $0.42 per diluted share in the fourth quarter of 2024 compared to $31 million or $0.94 per diluted share in the same period last year. On an adjusted basis1, net income was $18 million or $0.52 per diluted share in the fourth quarter of 2024. Adjusted diluted EPS1 includes the dilutive impact of our convertible notes and related warrants, or an estimated $0.02 per share. Adjusted EBITDA1 was $89 million and adjusted EBITDA margin1 was 10.6% in the fourth quarter of 2024 compared to adjusted EBITDA1 of $100 million and adjusted EBITDA margin1 of 12.8% in the same period last year.

"Our team continued to execute in 2024 with a steadfast commitment to excellence and innovation, addressing evolving customer needs while advancing our long-term strategic objectives," said Andy Nemeth, Chief Executive Officer. "As we navigated dynamic markets facing demand and interest rate pressures, we prioritized optimizing our operations and elevating our customer first expectations, presence and capabilities. Last year was strategically significant, as we completed two key acquisitions: Sportech, which solidifies our platform in the Powersports market, and RecPro, which meaningfully expands our presence in the Outdoor Enthusiast aftermarket space. We also bolstered our liquidity and financial flexibility by expanding and extending our credit facility and by refinancing a portion of our debt, which extended our maturity horizon and reduced the average interest rate of our fixed rate debt, supporting our strong foundation to capitalize on future opportunities and drive shareholder value in 2025 and beyond."

Jeff Rodino, President – RV, said, "Last year, we continued to see diligent dealer inventory management due to high floorplan costs and uncertain consumer demand. Looking at 2025, we believe there are promising trends occurring in our RV market as the industry prepares for the upcoming selling season. While our experience suggests that RV tends to be the first of our Outdoor Enthusiast markets to improve after a down cycle, we will closely monitor the impact of interest rates and consumer confidence on all of our end markets and continue to drive our business for long-term profitable growth."

Fourth Quarter 2024 Revenue by Market Sector (compared to Fourth Quarter 2023 unless otherwise noted)
RV (42% of Revenue)
•Revenue of $358 million increased 1% while wholesale RV industry unit shipments increased 3%.
•Full year content per wholesale RV unit increased 1% to $4,870. Compared to the trailing twelve-month period through the third quarter of 2024, content per wholesale RV unit was flat.

Marine (14% of Revenue)
•Revenue of $122 million decreased 17% while estimated wholesale powerboat industry unit shipments decreased 20%. Our Marine end market revenue previously included Powersports revenue, which we began to report separately following the Sportech acquisition. End market revenue and content per unit have been adjusted to reflect this change for the relevant periods.
•Full year estimated content per wholesale powerboat unit decreased 3% to $3,967. Compared to the trailing twelve-month period through the third quarter of 2024, content per wholesale powerboat unit increased 1%.

Powersports (9% of Revenue)
•Revenue of $78 million increased 228%, driven primarily by the acquisition of Sportech.

Housing (35% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $288 million increased 12%; wholesale MH industry unit shipments increased 15%; total housing starts decreased 6%, with single-family housing starts decreasing 5% and multifamily housing starts decreasing 9%.
•Full year content per wholesale MH unit increased 4% to $6,604. Compared to the trailing twelve-month period through the third quarter of 2024, content per wholesale MH unit increased 1%.

Full Year 2024 Results
Net sales of $3.7 billion increased 7% compared to 2023 as a result of strategic acquisitions completed during the year and higher revenue from our Housing and RV end markets, partially offset by lower Marine end market revenue.
Operating income of $258 million decreased 1% compared to 2023 and GAAP reported operating margin was 6.9%. Adjusted operating margin1 was 7.2%, a decrease of 30 basis points compared to 2023.
Net income of $138 million decreased 3% in 2024 compared to $143 million in 2023, while diluted earnings per share decreased 5% to $4.11 compared to $4.33 in the prior year. Adjusted net income1 was $146 million and adjusted diluted EPS1 was $4.34. Adjusted diluted EPS1 included an estimated $0.10 per share related to the dilutive impact of our convertible notes and related warrants in the period. Adjusted EBITDA1 for 2024 was $452 million, an increase of 6% compared to 2023.
Balance Sheet, Cash Flow and Capital Allocation
Cash provided by operations for full year 2024 was $327 million compared to $409 million in 2023, primarily due to increasing our inventories in the fourth quarter of 2024 to ensure we are in the best position to support our customer’s needs in anticipation of a RV demand recovery in 2025. Purchases of property, plant and equipment for full year 2024 totaled $76 million, up from $59 million in 2023, reflecting continued investments in automation and technology initiatives. For the full year 2024, business acquisitions totaled $412 million, primarily related to the acquisition of Sportech in the first quarter and RecPro during the third quarter. Free cash flow1 in 2024 was $251 million compared to $350 million in 2023.

In alignment with our capital allocation strategy, we returned $18 million to shareholders in the fourth quarter of 2024, consisting of $5 million in opportunistic repurchases of approximately 60,000 shares and $13 million in cash dividends. For the full year, we returned $55 million to shareholders including $50 million in cash dividends to our shareholders and $5 million in opportunistic share repurchases.
Our total debt at the end of the fourth quarter of 2024 was approximately $1.3 billion, resulting in a total net leverage ratio of 2.7x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our senior credit facility and cash on hand, was approximately $804 million.
Business Outlook and Summary
"We see significant opportunity across the Outdoor Enthusiast space and are optimistic about the long-term growth potential of our company and the markets we serve," continued Mr. Nemeth. "We have continued to make strategic investments in our business, including our automation initiatives and the creation of our Advanced Product Group, which highlights our commitment to forward-looking innovation and delivering cutting-edge product solutions to our customers. As we enter 2025, we remain nimble and well-positioned to support our markets and the scalability needs of our customers. We have utilized our cash flows to invest in inventory in anticipation of potential increased production levels in our RV markets, and have also focused on retaining key talent and resources in anticipation of our end markets improving. Looking ahead, we are optimistic about our end markets, favorable demographic trends, the earnings power of our business, our strong balance sheet and cash flow, and the unwavering commitment of our team members who are key to our continued momentum in 2025."

1 See additional information at the end of this release regarding non-GAAP financial measures.

Quarterly Cash Dividend
On February 3, 2025, the Company's Board of Directors declared a quarterly cash dividend of $0.40 per share of common stock. The dividend is payable on March 3, 2025, to shareholders of record at the close of business on February 18, 2025.
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2024 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, February 6, 2025 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; public health emergencies or pandemics, such as the COVID-19 pandemic; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security, including our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the impact on our business resulting from wars and military conflicts such as war in Ukraine and evolving conflict in the Middle East; natural disasters or other unforeseen events, and adverse weather conditions.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. In addition, future dividends are subject to Board approval. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fourth Quarter Ended		Year Ended
($ and shares in thousands, except per share data)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
NET SALES	$846,123	$781,187	$3,715,683	$3,468,045
Cost of goods sold	658,896	602,285	2,879,793	2,685,812
GROSS PROFIT	187,227	178,902	835,890	782,233

Operating Expenses:
Warehouse and delivery	41,768	34,381	155,821	143,921
Selling, general and administrative	81,137	67,604	325,754	299,418
Amortization of intangible assets	24,730	19,601	96,275	78,694
Total operating expenses	147,635	121,586	577,850	522,033
OPERATING INCOME	39,592	57,316	258,040	260,200
Interest expense, net	18,987	15,319	79,470	68,942
Income before income taxes	20,605	41,997	178,570	191,258
Income taxes	6,047	11,180	40,169	48,361
NET INCOME	$14,558	$30,817	$138,401	$142,897

BASIC EARNINGS PER COMMON SHARE (1)	$0.45	$0.96	$4.25	$4.43
DILUTED EARNINGS PER COMMON SHARE (1)	$0.42	$0.94	$4.11	$4.33

Weighted average shares outstanding - Basic (1)	32,597	32,177	32,568	32,278
Weighted average shares outstanding - Diluted (1)	34,447	32,871	33,699	33,038
(1)Prior year periods reflect the impact of the three-for-two stock-split paid on December 13, 2024.

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of December 31,
($ in thousands)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$33,561	$11,409
Trade and other receivables, net	178,206	163,838
Inventories	551,617	510,133
Prepaid expenses and other	59,233	49,251
Total current assets	822,617	734,631
Property, plant and equipment, net	384,903	353,625
Operating lease right-of-use assets	200,697	177,717
Goodwill and intangible assets, net	1,600,125	1,288,546
Other non-current assets	12,612	7,929
TOTAL ASSETS	$3,020,954	$2,562,448
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$7,500
Current operating lease liabilities	53,697	48,761
Accounts payable	187,915	140,524
Accrued liabilities	105,753	111,711
Total current liabilities	353,615	308,496
Long-term debt, less current maturities, net	1,311,684	1,018,356
Long-term operating lease liabilities	151,026	132,444
Deferred tax liabilities, net	61,346	46,724
Other long-term liabilities	14,917	11,091
TOTAL LIABILITIES	1,892,588	1,517,111

TOTAL SHAREHOLDERS’ EQUITY	1,128,366	1,045,337

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,020,954	$2,562,448

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
($ in thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$138,401	$142,897
Depreciation and amortization	166,545	144,543
Amortization of deferred debt financing costs	3,270	3,239
Loss on extinguishment of debt	2,549	—
Stock-based compensation expense	16,775	19,429
Other adjustments to reconcile net income to net cash provided by operating activities	(6,342)	(331)
Change in operating assets and liabilities, net of acquisitions of businesses	5,643	98,895
Net cash provided by operating activities	326,841	408,672
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(75,682)	(58,987)
Business acquisitions and other investing activities	(437,167)	(27,558)
Net cash used in investing activities	(512,849)	(86,545)
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	208,160	(333,565)
Net increase (decrease) in cash and cash equivalents	22,152	(11,438)
Cash and cash equivalents at beginning of year	11,409	22,847
Cash and cash equivalents at end of year	$33,561	$11,409

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation for earnings per common and diluted shares:

	Fourth Quarter Ended		Year Ended
($ and shares in thousands, except per share data)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Numerator:
Earnings for basic earnings per common share calculation	$14,558	$30,817	$138,401	$142,897
Effect of interest on potentially dilutive convertible notes, net of tax	—	—	—	162
Earnings for diluted earnings per common share calculation	$14,558	$30,817	$138,401	$143,059
Denominator: (1)
Weighted average common shares outstanding - basic	32,597	32,177	32,568	32,278
Weighted average impact of potentially dilutive convertible notes	1,039	—	644	248
Weighted average impact of potentially dilutive warrants	368	—	137	—
Weighted average impact of potentially dilutive securities	443	694	350	512
Weighted average common shares outstanding - diluted	34,447	32,871	33,699	33,038
Earnings per common share: (1)
Basic earnings per common share	$0.45	$0.96	$4.25	$4.43
Diluted earnings per common share	$0.42	$0.94	$4.11	$4.33
(1)Prior year periods reflect the impact of the three-for-two stock-split paid on December 13, 2024.

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share ("adjusted diluted EPS"), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income tax expense to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation, loss on sale of property, plant and equipment, loss on extinguishment of debt, acquisition related transaction costs, acquisition related fair-value inventory step-up adjustments and subtracting out gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax, acquisition related fair-value inventory step-up adjustments, net of tax and loss on extinguishment of debt, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs, acquisition related fair-value inventory step-up adjustments and loss on extinguishment of debt. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from net cash provided by operating activities. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following table reconciles net income to EBITDA and adjusted EBITDA:

	Fourth Quarter Ended		Year Ended
($ in thousands)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income	$14,558	$30,817	$138,401	$142,897
+ Depreciation & amortization	42,543	36,567	166,545	144,543
+ Interest expense, net	18,987	15,319	79,470	68,942
+ Income taxes	6,047	11,180	40,169	48,361
EBITDA	82,135	93,883	424,585	404,743
+ Stock-based compensation	2,408	5,754	16,775	19,429
+ Acquisition related transaction costs	—	—	4,998	—
+ Acquisition related fair-value inventory step-up	2,166	87	2,988	697
+ Loss on extinguishment of debt	2,549	—	2,549	—
+ Loss (gain) on sale of property, plant and equipment	165	343	(237)	585
Adjusted EBITDA	$89,423	$100,067	$451,658	$425,454
The following table reconciles full year cash flow from operations to free cash flow:

	Year Ended
($ in thousands)	December 31, 2024	December 31, 2023
Net cash provided by operating activities	$326,841	$408,672
Less: purchases of property, plant and equipment	(75,682)	(58,987)
Free cash flow	$251,159	$349,685

The following table reconciles operating margin to adjusted operating margin:

	Fourth Quarter Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating margin	4.7%	7.3%	6.9%	7.5%
Acquisition related fair-value inventory step-up	0.2%	—%	0.1%	—%
Transaction costs	—%	—%	0.2%	—%
Loss on extinguishment of debt	0.3%	—%	—%	—%
Adjusted operating margin	5.2%	7.3%	7.2%	7.5%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

	Fourth Quarter Ended		Year Ended
($ in thousands, except per share data)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income	$14,558	$30,817	$138,401	$142,897
+ Acquisition related fair-value inventory step-up	2,166	87	2,988	697
+ Transaction costs	—	—	4,998	—
+ Loss on extinguishment of debt	2,549	—	2,549	—
- Tax impact of adjustments	(1,206)	(22)	(2,694)	(176)
Adjusted net income	$18,067	$30,882	$146,242	$143,418

Diluted earnings per common share (per above) (1)	$0.42	$0.94	$4.11	$4.33
Transaction costs, net of tax (1)	—	—	0.11	—
Acquisition related fair-value inventory step-up, net of tax (1)	0.05	—	0.06	0.01
Loss on extinguishment of debt, net of tax (1)	0.05	—	0.06	—
Adjusted diluted earnings per common share (1)	$0.52	$0.94	$4.34	$4.34
(1)Prior year periods reflect the impact of the three-for-two stock-split paid on December 13, 2024.